UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): June 29, 2007

Torbay Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25417	52-2143186
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

2967 Michelson Dr Ste G444, Irvine, CA		92612
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (516) 747-5955

P.O. Box 1117, Long Beach, New York,11561
(Former Name and Address if Changed since the last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 29, 2007, the Company entered in an agreement (the “Original Purchase Agreement”) to sell 7,500,000 shares of a newly designated Series B preferred stock and 35,000,000 shares of its common stock to The Black Diamond Fund, LLLP, a Minnesota Limited Liability Limited Partnership (“Black Diamond”) for $1,778,000. George Stevens, Chairman of the Company, is an advisor to Black Diamond.

The purpose of the sale was to raise capital with which to buy assets and to make investments in opportunities which would increase the value of the Company’s stock.

The Original Purchase Agreement was not disclosed within four business days after June 29, 2007 as it was determined by the parties shortly after signing the Original Purchase Agreement that certain amendments were required to the Original Purchase Agreement if it was to be approved by the Board of Directors of the Company and the transaction finalized.

The Purchase Agreement and a First Amendment thereto (collectively, the “Purchase Agreement”) were ratified by the Board of Directors of the Company on July 24, 2007.

Item 3.02 Unregistered Sale of Equity Securities

The Company entered into the Purchase Agreement to sell 7,500,000 of its newly designated Series B preferred stock and 35,000,000 shares of its common stock to Black Diamond for $1,778,000. George Stevens, Chairman of the Company, is an advisor to Black Diamond. George Stevens did not receive any fees or other payments in connection with the transaction. The securities sold under the Purchase Agreement are being issued on or about the date of the filing of this Current Report on Form 8-K.

The Purchase Agreement requires the Company to buy back shares of the Series B preferred stock at the option of Black Diamond through a series of monthly cash payments starting in at $50,000 per month in August, 2008 and rising to $200,000 per month in December, 2011 at a formula purchase price which is a multiple of the then per share price of the Company’s common stock. The total amount which Black Diamond could require the Company to pay should Black Diamond exercise this option completely is $6,415,000 over that period.

The Company has filed a Certificate of Designations with the State of Delaware Secretary of State to designate 10,000,000 of its authorized preferred stock as Series B preferred stock. The Series B preferred stock has the same rights as the common stock, except that the Series B preferred stock has 60 votes per share where a share of common stock has one vote per share on all matters requiring shareholder vote. The preferred shares are not convertible to common shares and do not have a liquidation preference.

The Company had previously designated 700,000 of its preferred shares as Series 1 preferred stock. None of that Series 1 preferred stock is currently outstanding. The Company does not have any plans to issue the Series 1 preferred stock.

Black Diamond’s acquisition of our capital stock pursuant to the Purchase Agreement was for investment purposes only and the Company issued such securities in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933. No underwriters or brokers were involved in the transaction. The sale was for cash and involved no discount.

Item 5.01 Changes in Control and Management

By virtue of its purchase from the Company for $1,778,000 of the Series B preferred stock and common stock referred to in Section 3.02 above, Black Diamond will hold shares of capital stock which will be entitled to approximately 76.6% of the votes on matters which may be voted upon by the stockholders. As a result, Black Diamond may be deemed to control the Company. George Stevens, Chairman of the Company, is an advisor to Black Diamond.

Black Diamond purchased the share of capital stock from its working capital. The Company has received the $1,778,000 purchase price.

There are no agreements or understandings between or among the members of the Board of Directors as to the election of directors or other matters.

Security Ownership of Torbay Holdings, Inc. Capital Stock by Certain Beneficial Owners Following the Sale

Class of Stock	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Per Cent of Class (1)	Per Cent of Class (6)
Common Stock	The Black Diamond Fund, LLLP 1800 Second St #758 Sarasota, FL 34236	35,000,000 (5)	18.3%
	Nutmeg Group, LLC 155 Revere Dr Ste 10 Northbrook, IL 60062	19,526,389 (2)(5)	10.2%
	Financial Alchemy, LLC 155 Revere Dr Ste 10 Northbrook, IL 60062	11,538,827 (5)	6.0%
	William T. Large P. O. Box 1117 Long Beach, CA 11561	17,599,582 (3)	9.2%
Series B Preferred Stock	The Black Diamond Fund, LLLP 1800 Second St #758 Sarasota, FL 34236	7,500,000 (4)(5)		100%

Notes:
(1): Computed based on a total of 190,777,900 shares of common stock outstanding as of July 20, 2007.
(2): Includes 7,500,000 warrants to purchase 7,500,000 shares of common stock which are currently exercisable.
(3): Includes 120,000 shares of common stock held by Mr. Large’s minor children.
(4): The Series B preferred stock entitles the holder to vote 60 votes per preferred share on all matters. The Series B preferred stock votes as a single class with the commons stock on all matters on which a vote of the stockholders is taken.
(5): George Stevens serves as an advisor to the Nutmeg Group and The Black Diamond Fund. Financial Alchemy LLC is associated with the Nutmeg Group.
(6): Computed based on a total of 7,500,000 shares of preferred stock outstanding as of July 20, 2007.

Security Ownership of Torbay Holdings, Inc. Capital Stock by Management Following the Sale

Class of Stock	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Per Cent of Class (1)
Common Stock	William T. Large P. O. Box 1117 Long Beach, CA 11561	17,599,582 (2)	9.2%
	All Directors and Officers (4 persons)	17,599,582	9.2%

Notes:
(1): Computed based on a total of 190,777,900 shares of common stock outstanding as of July 20, 2007.
(2): Includes 120,000 shares of common stock held by Mr. Large’s minor children.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Share Purchase Agreement, dated June 29, 2007 between the Company and The Black Diamond Fund, LLLP
10.2	First Amendment dated as of July 23, 2007 to the Share Purchase Agreement signed June 29, 2007.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Richard K. Lauer
Name: Richard K. Lauer
Title: Chief Executive Officer

Date: July 26, 2007